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                                                                   EXHIBIT 10(r)

March 4, 1998


Mr. Walter Y. Elisha
Springs Industries, Inc.
205 North White Street
Fort Mill, SC   29715

Dear Walt:

This letter is to confirm the agreement which has been approved by the Management Compensation and Organization Committee of the Board of Directors for you to surrender for cancellation your 274,000 outstanding units of incremental stock equivalents under the Company's Deferred Unit Stock Plan in exchange for credits under a deferred compensation account for you which will mirror the Company's Deferred Compensation Plan, as amended from time to time. The amount of the credits shall be $9,448,289.17 which is based on the average of the closing prices of the Company's Class A common stock on the New York Stock Exchange for February 9, 10, and 11 of this year; and the transaction shall be deemed to be effective February 12, 1998.

You have also agreed that the terms of the non-competition agreement dated July 22, 1991, which you entered into in connection with the grants of incremental stock equivalents in 1990 and 1991, shall apply with respect to your new deferred compensation account.

If the foregoing terms and conditions accurately reflect our agreement, please signify your agreement by signing and returning to the corporate secretary the enclosed copy of this letter.

Sincerely yours,

/s/ Charles W. Coker

Charles W. Coker, Chairman
Management Compensation &
  Organization Committee

                                       Accepted and agreed, this 9th day of
                                       March, 1998.


                                       /s/ Walter Y. Elisha
                                       ---------------------------------------
                                       Walter Y. Elisha